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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of March 1, 2005 by Teiber Lighting Products, Inc. a Delaware corporation (the "Employer"), Edward Oberstein, an individual resident in Collin County (the "Executive") and Craftmade International, Inc., a Delaware corporation ("Craftmade").

                                    RECITALS

         Concurrently with the execution and delivery of this Agreement, Craftmade is acquiring Bill Teiber Co., Inc., a Texas corporation doing business as Teiber Lighting Products ("Teiber Lighting"), through a merger (the "Merger") of Teiber Lighting with and into Employer, pursuant to a Merger Agreement dated as of March 1, 2005, among Craftmade, Employer, Executive, Todd Teiber and Teiber Lighting (the "Merger Agreement"). Craftmade and the Employer desire the Executive's continued employment with Employer, and the Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

         "Basic Compensation"--Salary and Benefits.

         "Board of Directors"--the board of directors of the Employer.

         "Confidential Information"--information that is used in either the Employer's business or in Craftmade's business and

         (a) is proprietary to, about or created by the Employer or Craftmade;

         (b) gives the Employer or Craftmade some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Employer or Craftmade;

         (c) is not typically disclosed to non-employees by Employer or Craftmade, or otherwise is treated as confidential by the Employer or Craftmade; or



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         (d) is designated as Confidential Information by the Employer or
Craftmade or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential to the Employer or Craftmade and shall include, but is not limited to:

                  (1) Customer lists and prospect lists developed by Employer and Craftmade;

                  (2) Information regarding the Employer and Craftmade's customers which Executive acquired as a result of Executive's employment with the Employer, including but not limited to (i) customer history, names and contact information, (ii) contact database, (iii) call reports, (iv) contracts, purchase orders, and agreements, (v) customer requirements, preferences, and specifications, (vi) customer financial information, and (vii) ad material;

                  (3) Information related to the Employer and Craftmade's business, including but not limited to (i) marketing strategies and plans, (ii) operating policies, manuals and procedures, (iii) pricing and pricing strategies, (iv) business plans, strategies and designs, (v) pending projects and proposals, (vi) sales, (vii) profits, (viii) production numbers, (ix) proprietary production processes, (x) price lists, quotes and quotas, (xi) engineering drawings, product specifications, (xii) test documents, and (xiii) other business and financial information of the Employer;

                  (4) Information regarding the Employer and Craftmade's computer and technical programs that Executive acquired as a result of his employment, including but not limited to (i) computer processes, (ii) computer programs, codes, and passwords, and (iii) proprietary technical information such as formulas and specifications;

                  (5) Information regarding the Employer and Craftmade's vendors that Executive acquired as a result of his employment, including but not limited to, product and service information, vendor lists, pricing lists and other information regarding the business activities of such vendors;

                  (6) Training materials developed by and provided to Executive by Employer and Craftmade;

                  (7) Any other information that Executive acquired as a result of Executive's employment with Employer and/or Craftmade and which Executive has a reasonable basis to believe Employer and Craftmade would not want disclosed to a business competitor or to the general public.

Confidential Information shall not include information publicly known (other than as a result of a direct or indirect disclosure by the Executive). The phrase "publicly known" shall mean readily accessible to the public in a written publication.

         "Effective Date"--the date stated in the first paragraph of the Agreement.

         "Employment Period"--the term of the Executive's employment under this Agreement.



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         "Fiscal Year"--the Employer's fiscal year, as it exists on the
Effective Date or as changed from time to time.

         "person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "Post-Employment Period"--for purposes of Section 8.2, the two-year period beginning on the date of termination of the Executive's employment with the Employer.

                                   ARTICLE II

                           EMPLOYMENT TERMS AND DUTIES

         2.1 Employment. The Employer hereby employs the Executive commencing as of the Effective Date, and the Executive hereby accepts employment by the Employer commencing as of the Effective Date, upon the terms and conditions set forth in this Agreement.

         2.2 Term. Subject to the provisions of Article VI, the term of the Executive's employment under this Agreement will initially be three years, beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Initial Term"). After the Initial Term, the Agreement shall be extended for two additional one-year terms (the "First Additional Term" and the "Second Additional Term," respectively), unless the Executive provides written notice of election not to renew at least 45 days before the commencement of the First Additional Term and the Second Additional Term, respectively.

         2.3 Duties. The Executive will initially serve as Vice President of the Employer and will have such duties as are typically commensurate with such position, subject to the assignment or delegation of duties by the Board of Directors or Chief Executive Officer of Employer. Except as set forth in the following sentence, the Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Employee will be allowed to continue in his current capacity with TOCOR, Inc., so long as such activities do not adversely affect his duties or performance with the Company and as long as TOCOR, Inc. is not a competitor of the Company or Craftmade. Executive shall operate primarily out of Craftmade's executive office, currently in Coppell, Texas.



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                                   ARTICLE III

                                  COMPENSATION

         3.1 Basic Compensation.

         (a) Salary. The Executive will be paid an annual salary of $200,000.00, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors.

         (b) Bonus. The Chief Executive Officer of Employer will review the performance of the Executive not less frequently than annually, and the Chief Executive Officer of Employer shall provide for an annual bonus to the Executive (the "Bonus") based on the performance of the Employer; such standards for the performance of Employer shall be comparable to those standards established concerning the receipt of any bonus by similarly situated executives of the Employer or Craftmade.

         (c) Benefits. The Executive will, during the Employment Period, be entitled to such pension, profit sharing, life insurance, hospitalization, major medical, disability and other employee benefits of the Employer or Craftmade that may be in effect from time to time, to the extent the executive is eligible under the terms of those plans (collectively, the "Benefits").

                                   ARTICLE IV

                             FACILITIES AND EXPENSES

         The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.



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                                    ARTICLE V

                             VACATIONS AND HOLIDAYS

         The Executive will be entitled to the amount of paid vacation as is provided to similarly situated executives of the Employer or Craftmade, in accordance with the vacation policies of the Employer or Craftmade in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chairman of the Board or Chief Executive Officer of Employer. The Executive will also be entitled to the paid holidays set forth in the Employer's or Craftmade's policies. Vacation days and holidays during any Fiscal Year that are not used by the Executive during such Fiscal Year may not be used in any subsequent Fiscal Year.

                                   ARTICLE VI

                                   TERMINATION

         6.1 Events of Termination. The Employment Period, the Executive's Basic Compensation, the Executive's Bonus and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Article VI):

         (a) upon the death of the Executive;

         (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

         (c) upon termination of the Executive for Cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

         (d) upon termination by the Executive for Good Reason (as defined in Section 6.4) upon not less than thirty days' prior notice from the Executive to the Employer;

         (e) upon termination of the Executive without Cause; or

         (f) upon termination by the Executive for other than Good Reason.

         6.2 Definition of Disability. The Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this
Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of



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the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

         6.3 Definition of "Cause". "Cause" means: (a) the Executive's material breach of this Agreement; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a business opportunity of the Employer or Craftmade, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer or Craftmade; (d) the misappropriation (or attempted misappropriation) of any of the Employer's or Craftmade's funds or property; or (e) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

         6.4 Definition of "Good Reason". The phrase "Good Reason" means any of the following: (a) the Employer's or Craftmade's material breach of this Agreement; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; (c) the relocation of the Employee outside of the continental United States; or (d) any material reduction in Benefits.

         6.5 Termination Pay. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of (i) all claims the Executive may have against the Employer or Craftmade, or any of its affiliates, arising out of or pursuant to this Agreement and (ii) all claims the Employer or Craftmade may have against the Executive arising out of or pursuant to this Agreement. For purposes of this
Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

         (a) Termination by the Executive for Good Reason or Termination by the Employer Without Cause. If the Executive terminates this Agreement for Good Reason or if Employer



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terminates this Agreement without Cause, the Employer will pay the Executive (i)
the Executive's Salary for the remainder, if any, of the Initial Term, or the First Additional Term or the Second Additional Term, as applicable, (ii) the value of any accrued but unpaid or unused vacation or sick leave for the calendar year and (iii) that portion of the Executive's Bonus, if any, for the Fiscal Year during which the termination is effective, prorated through the date of termination.

         (b) Termination by the Employer for Cause or Termination by the Executive Without Good Reason. If the Employer terminates this Agreement for Cause or if the Executive terminates this Agreement for other than Good Reason, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Bonus for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

         (c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive.

         (d) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive's Bonus, if any, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

         (e) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. Notwithstanding the preceding, the Executive shall be entitled to receive all accrued but unpaid salary, Benefits and vacation pay upon the termination of this Agreement.

         6.6 Exclusive Remedy. The compensation provided in this Article VI shall constitute the sole and exclusive remedy of Employee in connection with his termination of employment and shall be in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. Upon any termination of employment, the Employee shall execute a general release of all claims against Employer in form and substance reasonably satisfactory to Employer.

                                   ARTICLE VII

                  NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

         7.1 Confidential Information. Upon Executive's execution of this Agreement, Employer and Craftmade agree that they will immediately provide Executive with specialized knowledge and training regarding the business in which the Employer and Craftmade are involved, and will immediately provide Executive with Confidential Information and trade secrets of the Employer and



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Craftmade. Employer and Craftmade also agree to provide Executive with
Confidential Information on an on-going basis.

         Executive understands and acknowledges that (a) such Confidential Information has been developed and/or acquired by the Employer and Craftmade through the expenditure of substantial time, effort and money, (b) such Confidential Information gives Employer and Craftmade a competitive advantage over others who do not have this information, (c) Employer and Craftmade would be irreparably harmed if the Confidential Information were disclosed to any third-party; (d) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer and Craftmade desire to obtain exclusive ownership of all Work Product as defined in Section 7.2(b), and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of all Work Product; (e) Craftmade has required that the Executive make the covenants in this Article VII as a condition to the Merger; and (f) the provisions of this Article VII are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Work Product.

         7.2 Disclosure of Confidential Information and Return of Company Property. In exchange for the Employer and Craftmade's promises to provide Executive with specialized training and Confidential Information, Executive agrees that he will hold all Confidential Information of the Employer and Craftmade in trust for Employer and will not: (a) use the information for any purpose other than the benefit of Employer; or (b) disclose to any person or entity any Confidential Information of Employer or Craftmade except as necessary during Executive's employment with Employer to perform services on behalf of Employer.

          To execute and enforce the terms of this Article VII, Executive covenants as follows:

         (a) Confidentiality.

                  (i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except (A) with the specific prior written consent of the Employer and Craftmade, (B) as necessary to carry out the Executive's duties under this Agreement or (C) except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Employer and Craftmade will be entitled to all of the protections and benefits under applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a direct or indirect disclosure by the Executive.



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                  (iv) The Executive will not remove from the Employer or
         Craftmade's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer and Craftmade) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer and Craftmade. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                  (v) Executive will take reasonable steps to safeguard all Confidential Information and prevent its disclosure to unauthorized persons.

         (b) Ownership of Information, Inventions, and Original Works. Any and all work product, information, inventions, original works of authorship, ideas, concepts, photographs, illustrations, writings, designs, computer software, formulations, know-how, trade secrets, discoveries, developments, modifications, improvements, processes, procedures and/or techniques that Executive may make, conceive, create, discover, develop, or reduce to practice, either solely by Executive or jointly with any other person or persons, during Executive's employment, whether or not during working hours, and which directly or indirectly:

                  (i) are useful in connection with any business now or hereafter carried on or contemplated by the Employer or Craftmade, including developments or expansions of its present fields of operations; or

                  (ii) relate to matters within the scope, field, duties or responsibility of Executive's employment with the Employer or Craftmade; or

                  (iii) are based on Executive's knowledge of the actual or anticipated business or interest of the Employer or Craftmade; or

                  (iii) are aided by the use of time, materials, facilities or information of the Employer or Craftmade,

(collectively referred to as "Work Product"), are the sole and exclusive property of the Employer and Craftmade, and Executive shall promptly disclose all such Work Product to the Employer.

Executive shall maintain adequate written records of Work Product, in such format specified by Employer, and such records will be available to and remain the sole property of the Employer at all times.



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Executive assigns to Employer, without further compensation, all right, title and interest in and to all Work Product in all countries of the world. Executive recognizes that all Work Product, made, created, conceived, discovered, developed, or reduced to practice by Executive either solely or jointly with any other person or persons, within one (1) year after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Employer or Craftmade or as a direct result of knowledge Executive had of proprietary information. Accordingly, Executive agrees that such Work Product shall be deemed to be owned by Employer under the terms of the Agreement, unless clearly proved by Executive to have been conceived after such termination.

Without further compensation or reimbursement, Executive shall take all actions necessary so that Employer can prepare and present applications for copyright or patent therefore, and can secure such copyright or patents wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents.

Executive acknowledges that Employer or Craftmade from time to time may have agreements with other persons or entities that impose obligations or restrictions on the Employer or Craftmade regarding Work Product made during the course of work there under or regarding the confidential information of such other parties or entities. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Employer or Craftmade.

         7.3 Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. To the extent permitted by law, all pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

                                  ARTICLE VIII

                        NON-COMPETITION, NON-SOLICITATION
                              AND NON-INTERFERENCE

         8.1 Acknowledgment of the Executive. The Executive acknowledges that:
(a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is international in scope and its products are marketed throughout the world; (c) the Employer competes with other businesses that are or could be located in any part of the world; (d) Craftmade has required that the Executive make the covenants set forth in this Article VIII as a condition to the Merger; and (e) the provisions of this Article VIII are reasonable and necessary to protect the Employer's business.

         8.2 Covenant Not to Compete. In order to protect Employer and Craftmade's Confidential Information, it is necessary to enter into the following restrictive covenant. Thus, Executive covenants that he will not, directly or indirectly:



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         (a) during the Employment Period, except in the course of his employment hereunder, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Employer, Craftmade or any affiliate of the Employer or Craftmade, anywhere in the world; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

         (b) during the Post-Employment Period, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Employer, Craftmade or any affiliate of the Employer or Craftmade in the market areas utilized by the Employer, Craftmade or any affiliate of the Employer or Craftmade on the last day of the Employment Period, which includes, but is not limited to, markets in the United States; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

         (c) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same product lines being carried by the Employer, Craftmade or any affiliate of the Employer or Craftmade in the same market areas as the Employer, Craftmade or any affiliate of the Employer or Craftmade, from any person known by the Executive to be a customer of the Employer, Craftmade or any affiliate of the Employer or Craftmade, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

         (d) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer, Craftmade or any affiliate of the Employer or Craftmade or in any manner induce or attempt to induce any employee of the Employer, Craftmade or any affiliate of the Employer or Craftmade to terminate his employment with the Employer, Craftmade or any affiliate of the Employer or Craftmade; or (ii) at any time during the Employment Period and the Post-Employment Period, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer, Craftmade or any affiliate of the Employer or Craftmade; or

         (e) at any time during or after the Employment Period, disparage the Employer, Craftmade or any of their shareholders, directors, officers, employees, or agents.

         If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

         The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

         The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. Craftmade or the Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Articles VII and VIII) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

         9.2 Covenants of Articles VII and VIII Are Essential and Independent Covenants. The covenants by the Executive in Articles VII and VIII are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, Craftmade would not have consented to the Merger and Craftmade would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

         The Executive's covenants in Articles VII and VIII are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against Craftmade, will not excuse the Executive's breach of any covenant in Articles VII or VIII.

         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles VII and VIII.

         9.3 Representations and Warranties by the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         9.4 Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

         9.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         9.6 Successors and Assignment. This Agreement, including without limitation Articles VII and VIII, shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

         9.7 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Employer:
                  Teiber Lighting Products, Inc.
                  650 South Royal Lane
                  Suite 100
                  P.O. Box #1037
                  Coppell, Texas 75019-1037
                  Attention: Brad D. Heimann
                  Facsimile No.: (972) 304-3754

         Executive:
                  Edward Oberstein
                  2055 Luna Road, Suite 156
                  Carrollton, TX 75006

         Craftmade:
                  Craftmade International, Inc.
                  650 South Royal Lane
                  Suite 100
                  P.O. Box #1037
                  Coppell, Texas 75019-1037
                  Attention: Brad D. Heimann
                  Facsimile No.: (972) 304-3754

         with a copy to:
                  Brian D. Barnard
                  Haynes and Boone, LLP
                  201 Main Street
                  Suite 2200
                  Fort Worth, Texas 76102
                  Facsimile No.: (817) 348-2303

         9.8 Entire Agreement; Amendments. This Agreement, the Merger Agreement, and the documents executed in connection with the Merger Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         9.9 Governing Law. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

         9.10 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States

District Court for the Northern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         9.11 Section and Article Headings, Construction. The headings of Sections and Articles in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" and "Article" or "Articles" refer to the corresponding Section or Sections and Article or Articles of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         9.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         9.14 Dispute Resolution. Subject to the Company's right to seek injunctive relief in court as provided in Section 9.1 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this
Section 9.14, to arbitration.

                  (a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $50,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said thirty
         (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Northern District of Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Northern District of Texas refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive

         Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

                  (b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                           (i) The arbitration proceedings shall be held in
                  Dallas, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

                           (ii) The arbitrators shall be and remain at all times
                  wholly independent and impartial;

                           (iii) The arbitration proceedings shall be conducted
                  in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                           (iv) Any procedural issues not determined under the
                  arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                           (v) The costs of the arbitration proceedings
                  (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrators;

                           (vi) The decision of the arbitrators shall be reduced
                  to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                           (vii) The award shall include interest from the date
                  of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

                           (viii) Judgment upon the award may be entered in any
                  court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         9.15 Guarantee of Performance. In the event that Employer fails to comply with any of its obligations pursuant to this Agreement, Craftmade shall use its best efforts to fulfill such obligations of Employer.


                                   *****

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                                   EXECUTIVE:



                                    /s/ Edward Oberstein
                                   ---------------------------------------------
                                   Edward Oberstein



                                   CRAFTMADE INTERNATIONAL, INC.



                                   By:  /s/ James R. Ridings
                                      ------------------------------------------
                                   Name:  James R. Ridings
                                   Title: Chairman of the Board, President and
                                          Chief Executive Officer





                                   TEIBER LIGHTING PRODUCTS, INC.




                                   By:  /s/ James R. Ridings
                                      ------------------------------------------
                                   Name:  James R. Ridings
                                   Title: President